Filed Pursuant to Rule 424(b)(7)

Registration No. 333-194074

Supplement to Prospectus Supplement dated February 21, 2014.

1,000,000 Shares

Common Stock

On February 21, 2014, Exelixis, Inc. filed a prospectus supplement relating to the resale of up to 1,000,000 shares of our common stock that we may issue collectively to the Deerfield Partners, L.P. and Deerfield International Master Fund, L.P. (collectively, the “Deerfield Entities”), who are the selling stockholders named in the prospectus supplement, upon the exercise of warrants owned by the Deerfield Entities, which prospectus supplement was supplemented by a prospectus supplement filed on July 15, 2015. The prospectus supplement provides that the selling stockholders named in the prospectus supplement include any transferees of the interests in shares of our common stock transferred by the Deerfield Entities.

The Deerfield Entities have assigned their warrants to OTA LLC. As a result, all of the shares of common stock disclosed as beneficially owned and being offered by the Deerfield Entities, are beneficially owned and being offered by OTA LLC. As a result of the above, the table regarding beneficial ownership by the Deerfield Entities under the caption “Selling Stockholders” in the prospectus supplement is amended in its entirety, including the footnotes thereto, as follows:

Stockholder	Number of shares beneficially owned prior to the offering (1)	Number of shares offered hereby (1)	Number of shares of beneficially owned following the offering	% of shares of common stock beneficially owned after the offering
OTA LLC	1,000,000	1,000,000	0	0

(1)	Represents shares of common stock issuable upon exercise of warrants.

This supplement to prospectus supplement is dated September 1, 2015.